Exhibit 10.38

February 27, 2007
	Terry R. McCormack	Affinia Group Inc.
	CEO, President & Director	1101 Technology Drive, Suite 100
Ann Arbor, Michigan 48108

Greg Dillman	Confidential	734.827.5440 tel
Wix		734.827.5404 fax affiniagroup.com
1551 Mount Olive Church Road
Gastonia, NC 28052-9499

Dear Greg:

Congratulations! As a key member of the Affinia Group Team, you have been selected to receive a grant of stock options. The amount of your grant is attached. These stock options permit you to purchase shares of Affinia common stock at the same price per share paid by Cypress and our other owners. Growth in the value of Affinia means growth in the value of your option grant. Your efforts are key to that growth. This grant reflects our confidence in you and reflects the important role you play in the success of Affinia.

In addition to the grant of stock options, I am pleased to inform you that you are also eligible for enhanced separation benefits. If Affinia terminates your employment without cause, Affinia will pay you separation pay equal to your annual base salary. This separation pay will be paid in 12 equal monthly installments. This enhanced separation benefit is only available to persons who have signed and returned all of the stock option documents.

There are a few things you must do in order to formalize the option grant. Enclosed is a copy of the following documents:

•	Stock Incentive Plan [Retain for your records]

•	Non-Qualified Stock Option Agreement [Complete page 8 and return the agreement to Affinia at the address below]

•	Management Stockholders Agreement [Fill in the blank on page 4 with your state of residence, complete the last page, and return the agreement to Affinia at the dress below]

•	Confidentiality, Non-competition and Proprietary Agreement [Sign and print your name on the last page and return the agreement to Affinia at the address below]

•	Sale Participation Agreement [Complete the last page and return the agreement to Affinia at the address below].

Once you have completed the documents, please return them to Affinia at: Affinia Group Inc. 1101 Technology Drive, Ann Arbor, Ml 48108 Attn: Steven E. Keller. We will return to you a fully executed copy of each document for your records. Each document contains a number of important provisions and you should review the documents carefully before you sign. The following is a brief summary of each document to assist you in your review.

The Stock Incentive Plan was adopted by the Board of Directors and is provided for your information. All Options are granted subject to the terms of the Stock Incentive Plan.

Affinia… Keeping the World’s Wheels Turning

Each person awarded a grant of stock options is required to sign a Non-Qualified Stock Option Agreement. The Non-Qualified Stock Option Agreement sets forth the number of options awarded, the vesting of the options, the procedure for exercising options and other matters. Options must “vest” before they are available for exercise. Options vest in two ways. One is the passage of time. The other is the achievement of specified performance targets involving EBITDA and net working capital. One half of the options vest over a period of three years in equal amounts on December 31 of each year starting December 31, 2007. For the performance options to vest Affinia must satisfy the EBITDA and/or net working capital objectives set forth in the agreement. For 2007, 2008 and 2009, the EBITDA targets are $180 million, $200 million and $220 million. The Agreement also provides that if the EBITDA objective is not met in a particular year, the EBITDA-based options for that year may still vest if the EBITDA objective in subsequent or prior years is exceeded. There are a number of other important provisions in the Agreement. You should read the Agreement carefully before you sign.

Each person awarded a grant of stock options is also required to sign a Management Stockholder’s Agreement. The Agreement places restrictions on the shares of stock you acquire upon exercise of any stock option. For example, the Company has a right of first refusal and has the right to repurchase such stock if you leave the company. You should note that, in addition to other circumstances described in the Agreement, if you resign without good reason, the Company can repurchase your stock at the lower of the price you paid and the then current fair market value. In certain other circumstances, the Company can repurchase your stock only at fair market value. There are a number of other important provisions in the Agreement. You should read the Agreement carefully before you sign.

Each person awarded a grant of stock options is required to sign a Confidentiality and Proprietary Information Agreement. This Agreement requires that you keep Affinia’s information confidential. The Agreement also requires that you assign to Affinia any invention or other intellectual property developed during your employment with the company. There are a number of other important provisions in the Agreement. You should read the Agreement carefully before you sign.

Lastly, each person awarded a grant of stock options is required to sign a Sale Participation Agreement. This Agreement permits Cypress to require that you sell a portion of your stock on the same terms and in the same proportion as Cypress is selling their stock, so-called “drag-along rights.” Correspondingly, the Agreement also permits you to require that Cypress permit you to participate in a sale of a portion of their stock, so-called “tag-along rights.” There are a number of other important provisions in the Agreement. You should read the Agreement carefully before you sign.

If you have any questions about these documents, please contact Steve Keller at 734.827.5430 or by e-mail at steve.keller@affiniagroup.com.

Congratulations again! Your commitment to Affinia and your essential role on the Affinia team are recognized by our Board of Directors and by me personally. One team, One result!

Sincerely,

Terry McCormack